EXHIBIT 99.1

PIER LUIGI FOSCHI TO RETIRE AS CEO OF COSTA GROUP;
WILL CONTINUE TO SERVE AS CHAIRMAN OF COSTA AND ON THE BOARD OF
 DIRECTORS AT CARNIVAL CORPORATION & PLC

MIAMI, April 23, 2012  /PRNewswire/ Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) and its subsidiary Costa Crociere have announced that Pier Luigi Foschi will retire as the cruise operator’s chief executive officer effective July 1, 2012.

Foschi, 65, will remain as chairman and a managing director of the Costa group and remain on the board of directors of Carnival Corporation & plc.

Michael Thamm, currently serving as president of Germany-based AIDA Cruises, has been appointed CEO of the Costa group, which includes Costa Cruises and AIDA Cruises, as well as Spanish cruise operator Ibero Cruises.  Thamm will also serve on Costa's board of directors.  Thamm will relocate to Genoa, Italy, and in his new role will report to Costa’s board of directors, which includes Micky Arison and Howard Frank, Carnival Corporation & plc’s chairman and CEO, and vice chairman and chief operating officer, respectively.

The moves are part of a long-term succession plan which included the scheduled retirement of Foschi once he reached the age of 65.

Longtime AIDA senior executive Michael Ungerer has been named AIDA Cruises’ president and Gianni Onorato will continue in his role as president of the Costa Cruises brand.

Foschi joined Costa Crociere in 1997 and was elected chairman of the board in 2000. Over the past 15 years, Foschi has played an integral role in the company’s tremendous growth and success while building upon its distinction as Europe’s number one cruise operator.  In his role as Costa’s chairman, Foschi will continue to oversee the company’s government relations, matters related to the Costa Concordia accident and spearhead a number of strategic projects.

“Pier has made it known for some time that he intended to retire once he turned 65 and today’s announcement is part of our longtime succession plan that allows us to tap into our talented management team to find qualified individuals to oversee our brands,” Arison said. “Pier has developed Costa into a very successful and profitable organization and we wish to thank him for his many years of dedicated service.  At the same time, Michael has done a superb job managing AIDA Cruises and we have every confidence that Michael will continue these efforts at the helm of Costa,” Arison added.

All of the various appointments are subject to approval by Costa’s board.

Carnival Corporation & plc is the largest cruise company in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (Australia) and P&O Cruises (UK).

Together, these brands operate 98 ships totaling 195,000 lower berths with 10 new ships scheduled to enter service between May 2012 and March 2016.  Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

MEDIA CONTACT, US/UK, Jennifer de la Cruz, +1 305 599 2600, ext. 16000, or
INVESTOR RELATIONS CONTACT, US/UK, Beth Roberts, +1 305 406 4832,
both of Carnival Corporation & plc